As filed with the Securities and Exchange Commission on September 10, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DCT INDUSTRIAL TRUST INC.

(Exact Name Of Registrant As Specified In Its Charter)

Maryland	518 17th Street, Suite 800 Denver, Colorado 80202 Telephone (303) 597-2400	82-0538520
(State or Other Jurisdiction of Incorporation of Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification No.)

Philip L. Hawkins

Chief Executive Officer

518 17th Street, Suite 800

Denver, Colorado 80202

Telephone (303) 597-2400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Ettore A. Santucci, Esq.

Daniel P. Adams, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Approximate date of commencement of proposed sale to the public: From time-to-time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEES

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share (1)	1,141,760	$(2)	$(2)	$0(2)

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the Registrant common stock offered hereby shall be deemed to cover additional securities to be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	As discussed below, pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement only includes unsold securities that have been previously registered. Accordingly, there is no registration fee due in connection with this Registration Statement.

Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this Registration Statement consist of 1,141,760 unsold shares of common stock previously registered on the Registrant’s Registration Statement on Form S-3 (Registration No. 333-185078), which we refer to as the Prior Registration Statement. In connection with the registration of such unsold shares, the Registrant paid a registration fee of $1,760.65 which will continue to be applied to such unsold securities. Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the date of the effectiveness of this Registration Statement.

DCT INDUSTRIAL TRUST INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1,141,760 Shares of Common Stock

We are offering shares of our common stock through our Dividend Reinvestment and Stock Purchase Plan. The Plan provides you with a convenient way to purchase shares of our common stock. Our common stock is traded on the New York Stock Exchange under the symbol “DCT.” The last reported sale price of our common stock on September 9, 2015 was $31.38 per share. Some of the significant features of the Plan are:

•	You may participate in the Plan if you are a registered holder of our stock. If you are not a registered holder of our stock, you can participate in the Plan by making a minimum initial investment of $250 in our common stock through the Plan.

•	You may purchase additional shares of our common stock by automatically reinvesting some or all of your cash dividends in our stock.

•	As a registered holder or existing Plan participant you may also purchase shares of our common stock by making optional cash investments of $25 to $10,000 per calendar month. In some instances we may permit greater optional cash investments. If you hold shares of our common stock through a brokerage or other account, you may participate only in the dividend reinvestment feature of the Plan and may not make optional cash investments until you either register those shares in your name or make the minimum initial investment of $250.

Participation in the Plan is voluntary, and you may withdraw from the Plan at any time.

Investing in our securities involves various risks. See “Risk Factors” beginning on page 3 as well as the risk factors contained in documents DCT Industrial Trust Inc. files with the Securities and Exchange Commission and which are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 10, 2015

i

ii

Summary of the Plan

The following summary of our Dividend Reinvestment and Stock Purchase Plan may omit information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan.

ENROLLMENT:	You may participate in the Plan if you currently own shares of our stock by submitting a completed Plan Enrollment Form to the Plan administrator, Computershare Trust Company, N.A. To request a form, please call 1-866-485-0444. You may also enroll online at www.computershare.com/investor. You may participate directly in the Plan only if you hold our stock in your own name.

INITIAL INVESTMENT:	If you do not own any shares of our stock, you may participate in the Plan by making a minimum initial investment of $250 in common stock through the Plan by submitting an Initial Enrollment Form to the Plan administrator, a copy of which is available by calling 1-866-485-0444 or online at www.computershare.com/investor. You may also make an initial investment online at www.computershare.com/investor.

REINVESTMENT OF DIVIDENDS:	You may reinvest your cash dividends on some or all of your shares of common stock.

OPTIONAL CASH INVESTMENTS:	After you enroll in the Plan, you may buy additional shares of common stock with a minimum investment of $25, up to a maximum of $10,000 in any one calendar month. If we approve a request for a waiver, you may purchase more than $10,000 in a calendar month. If you hold shares of our common stock through a brokerage or other account, you may participate only in the dividend reinvestment feature of the Plan and may not make optional cash investments until you either register those shares in your name or make the minimum initial investment of $250.

SOURCE OF SHARES:

Based on our determination, the Plan administrator will purchase shares of common stock in one of the following ways:

•       in the open market;

•       through privately negotiated transactions; or

•       directly from us as newly issued shares of common stock.

PURCHASE PRICE:	The purchase price of shares of common stock acquired under the Plan depends on how you purchase the shares and on whether the Plan administrator purchases them for Plan participants (1) in the open market or through privately negotiated transactions or (2) directly from us.

Open Market/Privately Negotiated Transactions

•       The purchase price for any shares purchased by the Plan administrator from parties other than DCT Industrial Trust, either in the open market or through privately negotiated transactions, will be the weighted average of the actual prices paid by the Plan administrator for those shares plus a service fee which includes any brokerage commissions incurred by the Plan administrator.

Newly Issued Shares

•       Reinvested Dividends and Optional Cash Investments: The purchase price for newly issued shares of common stock that the Plan administrator purchases directly from us will be the average of the daily high and low sales prices for a share of our common stock reported by the New York Stock Exchange, or NYSE, on the applicable investment date. If our common stock does not trade on the investment date, the price will be the average of the daily high and low sales prices for the first trading-day immediately before the investment date and the first trading-day immediately following the investment date.

•       Requests for Waiver: Upon receipt of a written waiver form from an investor, we will consider waiving the maximum investment limit. Investments for which a waiver has been granted will be made subject to a “pricing period,” which will generally consist of one (1) to fifteen (15) separate days during which trading of our common stock is reported on the NYSE. Please see Question 14 for more detailed information.

TRACKING YOUR INVESTMENT:	You will receive periodic statements of the transactions made in your Plan account. These statements will provide you with details of your transactions and will indicate the share balance in your Plan account. You may also review your Plan account online at www.computershare.com/investor. You will need to establish a user ID and password to access your Plan account online.

PLAN ADMINISTRATOR:

Computershare Trust Company, N.A. serves as the Plan administrator. You should send all correspondence with the Plan administrator concerning any inquiries to:

Computershare Trust Company, N.A.

P.O. Box 30170

College Station, TX 77842-3170

In addition, you may speak to a representative of the Plan administrator by calling 1-866-485-0444.

RISK FACTORS

You should carefully consider the risks described in the documents incorporated by reference in this prospectus, before making an investment decision. These risks are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including (i) DCT Industrial Trust Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, (ii) DCT Industrial Trust Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 and (iii) documents DCT Industrial Trust Inc. files with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation:

•	national, international, regional and local economic conditions;

•	the general level of interest rates and the availability of capital;

•	the competitive environment in which we operate;

•	real estate risks, including fluctuations in real estate values and the general economic climate in local markets and competition for tenants in such markets;

•	decreased rental rates or increasing vacancy rates;

•	defaults on or non-renewal of leases by tenants;

•	acquisition and development risks, including failure of such acquisitions and development projects to perform in accordance with projections;

•	the timing of acquisitions, dispositions and developments;

•	natural disasters such as fires, floods, tornadoes, hurricanes and earthquakes;

•	energy costs;

•	the terms of governmental regulations that affect us and interpretations of those regulations, including the costs of compliance with those regulations, changes in real estate and zoning laws and increases in real property tax rates;

•	financing risks, including the risk that our cash flows from operations may be insufficient to meet required payments of principal, interest and other commitments;

•	lack of or insufficient amounts of insurance;

•	litigation, including costs associated with prosecuting or defending claims and any adverse outcomes;

•	the consequences of future terrorist attacks or civil unrest;

•	environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us;

•	our current and continuing qualification as a REIT, which involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, or the Internal Revenue Code, and depends on our ability to meet the various requirements imposed by the Internal Revenue Code through actual operating results, distribution levels and diversity of stock ownership; and

•	other risks and uncertainties detailed in the section entitled “Risk Factors.”

While forward-looking statements reflect our current beliefs, they are not guaranties of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” in this prospectus and the documents referred to in that section.

Where You Can Find More Information

We incorporate by reference into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below, that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

•	our Annual Report on Form 10-K filed February 20, 2015, for the year ended December 31, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, filed on May 1, 2015, and July 31, 2015, respectively;

•	our Current Reports on Form 8-K filed on April 13, 2015, May 5, 2015 and May 7, 2015; and

•	the description of DCT Industrial Trust Inc.’s capital stock contained in its Registration Statement on Form 8-A (File No. 1-33201) filed December 8, 2006, including any amendment or reports filed for the purpose of updating such description.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the date of the completion of the offering of the securities described in this prospectus shall also be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. Any statement contained in this prospectus or in a previously filed document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or was deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

You can obtain any of the documents incorporated by reference in this document from us, or from the SEC through the SEC’s public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the public reference facilities. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR via electronic means, including the SEC’s home page on the Internet (www.sec.gov). Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, by requesting them in writing or by telephone from us at the following address or telephone number:

DCT Industrial Trust Inc.

Investor Relations

518 17th Street, Suite 800

Denver, Colorado 80202

Telephone (303)  597-2400

About DCT Industrial Trust Inc.

We are a leading industrial real estate company specializing in the acquisition, development, leasing and management of bulk distribution and light industrial properties located in high-volume distribution markets in the United States. Our principal executive office is located at 518 17th Street, Suite 800, Denver, Colorado 80202; our telephone number is (303) 597-2400. We also maintain regional offices in Atlanta, Georgia; Baltimore, Maryland; Chicago, Illinois; Cincinnati, Ohio; Dallas, Texas; Houston, Texas; Paramus, New Jersey; Newport Beach, California; Emeryville, California; Orlando, Florida; and Seattle, Washington. Our website address is www.dctindustrial.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Additional information regarding DCT Industrial Trust, including our audited financial statements and descriptions of DCT Industrial Trust, is contained in the documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 5 of this prospectus.

Terms and Conditions of the Dividend Reinvestment and Stock Purchase Plan

The following questions and answers state the terms of our Dividend Reinvestment and Stock Purchase Plan and explain how it works. If you are a stockholder and do not participate in this Plan, you will receive cash dividends in the usual manner, as and when we declare and pay them. In the Plan, we refer to our current stockholders and new investors who participate in this Plan as “participants.” Unless the context otherwise requires, all references to “our stock” and similar expressions in this prospectus refer to our common stock.

General Information

1. What is the purpose of the Plan?

The purpose of this Plan is to provide current owners of our stock, as well as interested new investors, with a convenient way to invest in our common stock.

However, this Plan is primarily intended to benefit long-term investors, and not individuals or institutions who engage in short-term trading activities. We may modify, suspend or terminate participation in this Plan by otherwise eligible persons in order to eliminate practices which we believe are inconsistent with the purposes of this Plan.

2. What investment choices are available under the Plan?

We offer you three ways of investing in our common stock through the Plan.

•	First, you may automatically reinvest some or all of your cash dividends paid on shares of our stock that you own.

•	Second, you may make optional cash investments ranging from a minimum of $25 up to a maximum of $10,000 per calendar month (or more, if we waive this limit) to purchase common stock.

•	Third, you may reinvest your cash dividends and make optional cash investments.

You may reinvest 100% of your dividends under the Plan because the Plan permits you to purchase fractional shares as well as whole shares of common stock. In addition, we will credit your Plan account for dividends on both full shares and any fractional shares according to the investment option you select.

3. What are the benefits of the Plan?

•	You may reinvest cash dividends paid on some or all shares of our stock that you own. If the Plan administrator purchases shares directly from us, you will not pay any brokerage commissions on these purchases. However, you will pay a service fee which includes your proportionate share of any brokerage commissions that the Plan administrator pays if the shares are purchased from parties other than DCT Industrial Trust, including in the open market.

•	In addition to shares you purchase by reinvesting dividends, you may buy additional shares with optional cash investments, subject to minimum and maximum monthly amounts, and you will not pay any brokerage commissions if we decide to sell newly issued shares to the Plan administrator. You will pay a service fee which includes your proportionate share of any brokerage commissions that the Plan administrator pays when the Plan administrator purchases shares from parties other than DCT Industrial Trust. You can, of course, also reinvest some or all of the dividends on these shares.

•	You may be able to purchase additional shares having an aggregate value that exceeds the maximum monthly amount if we approve your request for waiver. In the future, we may sell newly issued shares of common stock that you acquire using optional cash investments with an approved request for waiver at a discount of not more than 2%, at our sole discretion. At this time, we have no plans to offer such a discount.

•	You may reinvest all cash dividends because the Plan allows you to purchase fractional shares of common stock. Dividends on fractional shares, as well as on whole shares, can also be reinvested in additional shares which will be credited to your Plan account.

•	The Plan administrator will send you periodic statements showing current account information, including purchases of common stock held in your Plan account and your most recent Plan account balance. This simplifies your record keeping. You may also review your Plan account information online at www.computershare.com/investor or by calling the Plan administrator at 1-866-485-0444.

4. What are the disadvantages of the Plan?

•	We will not pay you any interest on dividends or optional cash investments held by the Plan administrator pending investment. In addition, optional cash investments of less than the allowable monthly minimum amount of $25 and any optional cash investment that exceeds the allowable monthly maximum amount of $10,000 will be returned to you without interest.

•	The purchase price of shares that you purchase under the Plan will not be determined until the applicable investment date. As a result, you will not know the actual price per share or number of shares you will purchase until that date.

•	If the Plan administrator purchases shares for Plan participants in the open market or through privately negotiated transactions from parties other than DCT Industrial Trust, you will pay a service fee that includes your proportionate share of any brokerage commissions that the Plan administrator pays.

•	You will be charged various fees for participation in the Plan including fees for opening an account through an initial cash investment, for each dividend disbursement reinvested through the Plan and for each monthly optional cash investment.

•	If you decide to make optional cash investments in our common stock under the Plan, your cash payment may be exposed to changes in market conditions for a longer period of time than if you had arranged to buy shares through a broker.

•	If you request the Plan administrator to sell stock credited to your Plan account, the Plan administrator will deduct a handling fee, a service fee which includes any brokerage commission and any applicable taxes from the proceeds of the sale.

•	If you request the Plan administrator to sell stock credited to your Plan account, the price of our common stock may decline during the period between your request for sale, the Plan administrator’s receipt of your request and the date of the sale in the open market. You bear a similar risk between the time that you request your shares of our stock and the time those shares are actually transferred to you if you elect to sell your stock through a broker that you have selected.

•	You cannot pledge shares of stock deposited in your Plan account until you withdraw the shares you wish to pledge from the Plan.

5. Who is eligible to participate in the Plan?

Record Owners: If you own our stock in your own name as a “record owner,” then you are eligible to participate directly in this Plan.

Beneficial Owners: You are a “beneficial owner” if your stock is held in a brokerage account or in the name of a bank, broker or other nominee. If you are a beneficial owner, you are eligible to participate only in the dividend reinvestment feature of the Plan. You may participate in the optional cash investment feature of the Plan by becoming a record owner in one of two ways:

•	by having your shares of our stock transferred into your own name from that of your bank, broker or other nominee; or

•	by making an initial purchase of at least $250 of common stock through the optional cash investment feature of this Plan.

Non-stockholders: If you do not currently own any of our stock, then you may participate in this Plan by making an initial purchase of at least $250 of common stock through the optional cash investment feature of this Plan.

6. Are there limitations on participation in the Plan other than those described above?

We may, for any reason or no reason, decide not to allow you to participate in the Plan even if you qualify for participation in this Plan. For example, some stockholders may be residents of jurisdictions in which we determine that it may not be legally or economically practical to offer our stock under this Plan. We may preclude residents of those jurisdictions from participating in this Plan. We may also exclude participants from the Plan for short-term trading, illegality or other practices. Participants should not use the plan to engage in short-term trading activities or any other activities that could affect the normal trading volume or pricing of our common shares. If a participant does engage in such activities we may prevent that participant from continuing to participate in the Plan. In addition, we also may prevent participation by financial intermediaries, investment clubs or other nominees who engage in positioning transactions in order to benefit from any discount from the market price for shares acquired under the Plan. You also will not be able to participate in the Plan if your participation (i) could result in a violation of any securities laws or any other applicable laws, (ii) could require additional steps by us or you to ensure compliance with any such laws, or (iii) is not authorized or lawful in your jurisdiction.

We may also limit participation by some stockholders in order to maintain our status as a REIT. In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by or for five or fewer individuals, as determined under the Internal Revenue Code. We may terminate your participation in this Plan at any time by sending you written notice of the termination. We would do this if we believe that your participation could violate restrictions contained in our charter that are designed to assure compliance with the restrictions of the Internal Revenue Code. Our charter contains a restriction on ownership of the common stock that prevents any person or entity from owning directly or indirectly more than 9.8% of the outstanding shares of any class or series of our stock, by number or value, whichever is more restrictive, subject to certain possible exceptions. These restrictions, as well as other share ownership and transfer restrictions contained in our charter, are designed to enable us to comply with share accumulation and other restrictions imposed on REITs by the Internal Revenue Code.

If you attempt to transfer or acquire any shares of our stock that would result in direct or indirect ownership of our stock in excess of these ownership limits, or if the transfer or acquisition would for any other reason result in disqualification of DCT Industrial Trust as a REIT, the transfer or acquisition will be null and void. Our charter provides that our stock subject to this limitation is subject to various rights of DCT Industrial Trust to enforce this limitation, including transfer of the shares to a trust. We may invalidate any purchases made under this Plan that, in our sole discretion, may violate the applicable ownership limit.

You cannot transfer your right to participate in this Plan except by transferring your ownership of your stock to another person.

7. Who administers the Plan?

The Plan will be administered by our transfer agent and registrar, Computershare Trust Company, N.A. We may designate a successor Plan administrator. The Plan administrator acts as agent for you, keeps records of your accounts, sends you regular account statements, and performs other duties relating to the Plan. You should contact the Plan administrator as soon as possible if any changes need to be made to your account information, such as any change of address. Common stock purchased for you under the Plan will be held by the Plan administrator and may be registered in the name of the Plan administrator or its nominee on your behalf.

The address and telephone number for the Plan administrator concerning any financial transaction processing, including enrollments, sales, withdrawals, deposits and optional cash payment, is:

Computershare Trust Company, N.A.

P.O. Box 30170

College Station, TX 77842-3170

Telephone Number: (866) 485-0444

You can enroll, obtain information and perform certain transactions on your account online via Investor Centre. To access Investor Centre, please visit Computershare Trust Company, N.A.’s website at: www.computershare.com/investor.

Participating in the Plan

8. How can I participate?

Record Owners

If you are a record owner of our stock, then you may join the Plan by completing and signing an Enrollment Form, a copy of which is available by contacting the Plan administrator at 1-866-485-0444. You may also join the Plan by enrolling online at www.computershare.com/investor.

Beneficial Owners

As a beneficial owner you can only participate in the dividend reinvestment feature of the Plan. To facilitate participation by beneficial owners, we have made arrangements with the Plan administrator to reinvest dividends through the Depository Trust Company on behalf of beneficial owners.

Alternatively, if you are a beneficial owner of our stock you may simply request that the number of shares of our stock you wish to be enrolled in this Plan be reregistered by the bank, broker or other nominee in your own name as record owner. You can then participate in the Plan directly and be entitled to both the dividend reinvestment feature and the optional cash investment feature.

Non-Stockholders

If you do not currently own shares of our stock, you may join the Plan as a record owner of our common stock by completing and signing an Initial Enrollment Form and returning it to the Plan administrator with a check payable to Computershare / DCT in U.S. dollars of at least $250 but not more than $10,000. You may obtain an Initial Enrollment Form by contacting the Plan administrator at 1-866-485-0444 or online at www.computershare.com/investor. You may also visit www.computershare.com/investor and follow the instructions provided for opening an account online. You will be asked to complete an online enrollment form and to submit an initial investment of not less than $250 but not more than $10,000. To make an initial investment online, you may authorize a one-time deduction from your U.S. bank account. At the same time, you may designate all, a portion, or none of the common stock you purchased to be enrolled in the dividend reinvestment feature of the Plan.

9. What are my investment options?

The Initial Enrollment Form allows you to decide the extent of your participation in this Plan. By checking the appropriate box on the Initial Enrollment Form, you indicate which features of the Plan you will use.

(a) Full Reinvestment of Dividends: You may reinvest the cash dividends on all our stock registered in your name, as well as on all stock credited to your Plan account. Selecting this alternative also permits you to make monthly optional cash investments if you are a record owner of our stock.

(b) Partial Reinvestment of Dividends: You may reinvest the cash dividends on a specified number of shares of our stock registered in your name, as well as stock credited to your Plan account. Selecting this alternative also permits you to make monthly optional cash investments if you are a record owner of our stock.

(c) Optional Cash Investment Only (No Dividend Reinvestment): You may participate in the Plan by making only optional cash investments, which can be made monthly. You will receive cash dividends, when and if declared by our Board of Directors, on all of our stock registered in your name, as well as on any whole shares and fractional shares credited to your Plan account.

IMPORTANT:

If you return a signed Initial Enrollment Form to the Plan administrator without any of the boxes checked, the Plan administrator will automatically enroll you in the full dividend reinvestment alternative (alternative (a)).

The Plan administrator will not process your Initial Enrollment Form if the form does not have the proper signature(s).

10. How can I change my investment option?

You can change your investment option at any time by completing a newly executed Enrollment Form and returning it to the Plan administrator or by submitting a request to the Plan administrator. You can also change your investment option online at www.computershare.com/investor.

11. When does my participation in the dividend reinvestment option begin?

If your Enrollment Form is received by the Plan administrator prior to the next record date for determining stockholders entitled to receive a dividend, then your dividend reinvestment will begin on the corresponding dividend payment date. If your form is received after the record date but before the corresponding dividend payment date, your dividend reinvestment will generally begin with the next dividend payment date; in some instances, the Plan administrator may be able to have you participate in the current dividend payment date.

We pay cash dividends as and when declared by our Board of Directors. The dates for our common stock are publicly announced in press releases available on our web site, www.dctindustrial.com. We cannot assure you that we will continue to pay dividends in the future, or that we will not reduce the amount of any dividends that we do declare and pay and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future dividends.

12. How does the optional cash investment feature work?

Optional cash investments allow you, on a monthly basis, to purchase more shares than you could purchase just by reinvesting dividends when they are paid to you. You can make optional cash investments even if you have not chosen to reinvest your cash dividends. If you choose to make only optional cash investments, you will receive cash dividends when and as declared and paid on any shares of our stock registered in your name, as well as on full and fractional shares held in your Plan account. There is no requirement that you make an optional cash investment in any month. Only record owners are eligible to request optional cash investments at any time. Other interested investors are also eligible to make an initial investment in our stock through an optional cash purchase.

You can make an optional cash investment when joining the Plan by enclosing a check with the Initial Enrollment Form. Cash, third party checks, money orders, travelers checks and checks not drawn on a U.S. bank or not in U.S. currency will not be accepted and will be returned to sender. Thereafter, optional cash investments should be accompanied by the transaction request form attached to your statement or transaction advice. Using this form expedites the purchase and ensures proper posting of the shares to your account. Replacement statements may be requested by calling Computershare at 1-866-485-0444.

Individuals who elect to make monthly investments may do so by check or by Electronic Funds Transfer (EFT). If the second option is chosen your optional cash investment will be deducted from your checking or savings account on the 25th day of each month or, if such date is not a business day, the deduction will be made on the preceding business day, and will be applied to optional cash investments in that month.

Optional cash payments may also be made by check drawn on a U.S. Bank, in U.S. currency, payable to Computershare / DCT. Third party checks will not be accepted and will be returned to sender. Mail the transaction request form attached to your statement along with your check to the Plan administrator in the self-addressed envelope provided.

In the event that an optional cash investment check is returned unpaid for any reason or your designated bank account for EFT does not have sufficient funds for your authorized monthly deduction, the Plan administrator will immediately remove from your account any shares already purchased upon the prior credit for such funds.

The Plan administrator will thereupon be entitled to sell any such shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, the Plan administrator reserves the right to sell such additional shares from your account as may be necessary to satisfy the uncollected balance.

It is your responsibility to immediately notify the Plan administrator of any changes in EFT information as it relates to your authorized monthly deductions. Changes to EFT information must be submitted to the Bank in writing. Participants may call 1-866-485-0444 and request a new EFT enrollment form.

Participants will be charged a fee of $35.00 for returned checks and failed automatic EFT investments.

13. When must funds for optional cash investments be received by the Plan administrator?

The Plan administrator must receive funds for optional cash investments of a minimum of $25 but not more than $10,000 at least one business day prior to the next monthly investment date. The Plan administrator must receive funds for optional cash investments of more than $10,000 pursuant to an approved request for waiver at least one trading-day prior to the pricing period. If funds for optional cash investments are received by these deadlines, they will be invested on the next investment date. If you change your mind, the Plan administrator will return your optional cash investment of less than $10,000 to you if the Plan administrator receives a request from you at least two business days before the next investment date. The Plan administrator will return to you any funds you send for optional cash investments if your optional cash investment is less than $25. The Plan administrator will also return all your optional cash investment if it exceeds the maximum allowable investment of $10,000 per month unless we granted your prior request for waiver. Funds for optional cash investments received less than one business day before the next investment date will be invested on the investment date in the next month.

Neither we nor the Plan administrator will pay you interest on funds you send for optional cash investments.

14. May I invest more than $10,000 per month in DCT Industrial Trust stock?

Yes, if you request a waiver of this limit and we grant your waiver request. Upon receipt of a written waiver form from an investor, we will consider waiving the maximum investment limit. Grants of waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, prevailing market prices of our common stock and other securities, and general economic and market conditions.

Shares purchased in excess of the Plan maximum investment amount will be priced as follows:

•	Investments for which a waiver has been granted will be made subject to a “pricing period,” which will generally consist of one (1) to fifteen (15) separate days during which trading of our common stock is reported on the NYSE. Each of these separate days will be an “investment date,” and an equal proportion of the investment amount will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the volume-weighted average price (less any applicable discount), rounded to four decimal places, of our common stock as reported by the NYSE only, obtained from Bloomberg L.P., for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time, for that investment date (including the last trade on the NYSE even if reported after 4:00 p.m.). Funds for such investments must be received by the Plan administrator not later than the business day before the first day of the pricing period. The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the unsolicited volume weighted average price, rounded to four decimal places, of our common stock as reported by the NYSE only, obtained from Bloomberg L.P.

•	We may establish a minimum, or “threshold,” price for any pricing period that the volume-weighted average price, rounded to four decimal places, of our common stock must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver request.

•	If we decide to establish a threshold price for a particular pricing period, the threshold price for any investments made pursuant to a request for waiver will be a stated dollar amount that the volume-weighted average price, rounded to four decimal places, of our common stock, as reported by the NYSE for each trading day in the relevant pricing period, must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period.

•	We will only establish a threshold price if shares will be purchased directly from us in connection with the relevant pricing period (please see first bullet above). If we have established a threshold price with respect to the relevant pricing period, then we will exclude from the pricing period any trading day that the volume-weighted average price is less than the threshold price and refund that day’s proportional investment amount. For example, if the threshold price is not met for two (2) of the trading days in a ten-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

•	Neither we nor the Plan administrator are required to notify you that a threshold price has been established for any pricing period.

•	We may elect to activate for any particular pricing period a pricing period extension feature which will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five (5) trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is ten (10) days, and the threshold price is not satisfied for three (3) out of those ten (10) days in the initial pricing period, and we had previously announced in the bid-waiver form that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three (3) trading days (or a subset thereof), then those three (3) days (or subset thereof) will become investment dates in lieu of the three (3) days on which the threshold price was not met. As a result, because there were ten (10) trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your request for waiver will be invested.

•	Newly issued shares purchased pursuant to a request for waiver will be posted to participants’ accounts within three (3) business days following the end of the applicable pricing period, or, if we elect to activate the continuous settlement feature, within three (3) business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any month when we are proposing to grant requests for waiver for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the bid-waiver form that we will be doing so. The purchase price of shares acquired on each investment date will be equal to the volume-weighted average price obtained from Bloomberg L.P. (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period), rounded to four decimal places, for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), we would have a separate settlement of each investment dates’ purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

•	We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any Request for Waiver. More information regarding a particular price and waiver request forms may be obtained by contacting the Plan administrator at (201) 680-5300.

Purchasing Stock Under the Plan

15. What is the “investment date” and when will purchases be made?

Reinvested Dividends: The investment date for reinvested dividends will be the payment date declared by our Board of Directors.

Optional Cash Investments, Initial Investments and Automatic Monthly Investments between $25 and $10,000. The investment date for optional cash investments, initial investments and automatic monthly investments between $25 and $10,000 will be the last trading-day of the month.

If the Plan administrator purchases the shares directly from us, purchases will be made on the investment date. If the Plan administrator acquires shares from parties other than us either in open market or through privately negotiated transactions, such purchases will begin on the investment date and will be completed no later than ten business days following such date except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

16. What is the source of common stock purchased under the Plan?

We may, without prior notice to you, change our determination as to whether common stock will be purchased by the Plan administrator:

•	in the open market;

•	through privately negotiated transactions; or

•	directly from us as newly issued shares of common stock.

17. What will be the price of common stock that I purchase under the Plan?

If the Plan administrator purchases common stock from parties other than DCT Industrial Trust, either in the open market or through privately negotiated transactions, then the price per share will be the weighted average of the actual prices that the Plan administrator pays for all of the shares of common stock purchased by the Plan administrator for that investment. The price per share will also include a service fee of $0.05 per share which includes your proportionate share of any brokerage commissions that the Plan administrator pays. From time to time we may change the amount of fee charged to participants. We will give you notice of any fee changes prior to the changes becoming effective.

If the Plan administrator purchases newly issued shares of common stock directly from us, then the price per share will be the average of the high and low sales prices for our common stock as reported on the NYSE on the applicable investment date. If our common stock does not trade on the investment date, the price will be the average of the daily high and low sales prices for the first trading-day immediately before the investment date and the first trading-day immediately following the investment date.

Investments for which a waiver has been granted will be made subject to a pricing period, which will generally consist of one (1) to fifteen (15) separate days during which trading of our common stock is reported on NYSE and an equal proportion of the investment amount will be invested on each trading day during such pricing period. The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change) of the volume-weighted average price (less any applicable discount), rounded to four decimal places, of our common stock as reported by the NYSE only, obtained from Bloomberg L.P., for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time, for that investment date (including the last trade on the NYSE even if reported after 4:00 p.m.).

18. Are there any expenses in connection with purchases under the Plan?

If you open an account through an initial investment you will be charged a one time fee of $10.00. You will be charged a fee of 2% of any dividend disbursement reinvested under the Plan up to a maximum of $2.50 and a fee of $2.50 for every optional cash investment made by check, monthly Electronic Funds Transfer or one-time online bank debit. In addition, for shares purchased by the Plan administrator in the open market you will be charged a service fee of $0.05 per share which includes your proportionate share of the brokerage commissions paid by the Plan administrator. From time to time we may change the amount of fees charged to participants. We will give you notice of any fee changes prior to the changes becoming effective.

19. How many shares of common stock will I be purchasing through the Plan?

The number of shares of common stock that you purchase depends on several factors including:

•	the amount of dividends you reinvest, including dividends on stock credited to your Plan account;

•	the amount of any optional cash investments you make; and

•	the purchase price (including service fee) of the common stock on the applicable investment date.

The Plan administrator will credit your account with the number of shares equal to the total amount to be invested divided by the applicable purchase price.

20. How will I be notified of my purchases of common stock?

Unless you participate in the Plan through a broker, bank or nominee, you will receive from the Plan administrator a detailed statement of your account following each dividend payment and when there is purchase activity in your account you will receive a transaction advice detailing the purchase. These detailed statements will show total cash dividends received, optional cash purchases made, shares purchased, including fractional shares, and price paid per share in such year, the total shares held in the Plan and will also reflect the cost basis of any shares acquired after January 1, 2011 for income tax purposes. You should keep these statements to determine the tax basis for shares purchased pursuant to the Plan.

If the purchase involves dividend reinvestment, then the statement will also show your total distribution and the amount of your dividend that was reinvested in shares of common stock.

The Plan administrator will send a statement following any sale activity in your account. In this statement you will receive a check with a Form 1099-B and information regarding the trade such as sale price, shares sold, net dollars and taxes, if any. The sale will be recapped on your quarterly dividend statement.

You should keep these statements to determine the tax basis for shares purchased pursuant to the Plan. Any participant that participates in the Plan through a broker, bank or nominee, should contact that party for a similar statement.

You may also review your Plan account and transactions online at www.computershare.com/investor.

21. In whose name will Plan accounts be maintained?

The Plan administrator will maintain your Plan account in your name as shown on our records at the time you enroll in the Plan.

22. In whose name will shares be registered when issued?

You may ask the Plan administrator to issue shares in names other than the Plan account name, but you must comply with any applicable laws and you must pay any applicable taxes. You must make this request in writing, and your signature must be Medallion Guaranteed by a financial institution participating in the Medallion Guarantee Program. A Medallion Signature Guarantee is a signature guarantee by an institution such as a commercial bank, trust company, securities broker/dealer, credit union, or a savings institution participating in a Medallion Program approved by The Securities Transfer Association, Inc. No other form of signature verification can be accepted.

23. How do I withdraw from or re-enroll in the Plan?

You may terminate participation in the Plan by submitting to the Plan administrator the transaction request form attached to the bottom of your statement, by phone or through the internet at www.computershare.com/investor. After the Plan administrator receives your termination notice, dividends will be sent to you in the usual manner and no further optional cash investments may be made until and unless you re-enroll in the Plan. Notice of termination received by the Plan administrator less than three days before an investment date may not be processed until after the investment date. Alternatively, you may specify in the termination notice that some or all of the shares be sold. Any fractional shares held in your account under the Plan at the time of termination will be converted to cash at the average price the Plan administrator obtains for all shares sold on that particular trading-day, net of any service fee (which includes brokerage commissions).

We may also terminate the Plan or your participation in the Plan after written notice in advance mailed to you at the address appearing on the Plan administrator’s records. Participants whose participation in the Plan has been terminated will receive a check for the cash value of any fractional share held in any Plan account so terminated less any applicable fees.

Generally, you may elect to re-enroll in this Plan at any time, simply by following the same procedures used to enroll initially. However, the Plan administrator may reject your Enrollment Form if we believe that you have enrolled in the Plan and withdrawn too often. In addition, we may withdraw you from the Plan if your Plan account has less than ten whole share as a result of withdrawals or sales of stock and you are not reinvesting dividends from any stock registered in your name. We would take these actions because we intend to minimize unnecessary administrative expense and to encourage use of this Plan as a long-term stockholder investment service.

Selling Shares of Stock Held in the Plan

24. How can I sell stock held in my Plan account?

You may sell all or a portion of the shares in your account at any time through www.computershare.com/investor, via telephone, or by mailing your request to Computershare. Generally, the Plan supports the sales options set forth below. All sales options, however, may not be available at all times.

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sale instructions received by the Plan administrator during market hours are final and cannot be stopped or cancelled. If you request to cancel a market order placed outside of market hours, the Plan administrator will use commercially reasonable efforts to honor the request. Each market order sale will entail a transaction fee of $25 plus $0.15 per share sold.

Batch Order: A batch order is an accumulation of all sales requests for a security submitted together as an aggregate request. The Plan administrator will automatically treat all sale requests received in writing as batch order sale requests. The Plan administrator will process batch order requests no later than five business days after the date on which it receives the order (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Once received by the Plan administrator, batch order sale instructions are final and cannot be stopped or cancelled. Each batch order sale will entail a transaction fee of $15 plus $0.15 per share sold.

Day Limit Order: A day limit order is an order to sell shares when and if the stock reaches a specific price on a specific day. The order is automatically cancelled if the price is not met by the end of that trading day (or, for orders placed outside of market hours, the next trading day). Depending on the number of shares being sold and current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange; by the Plan administrator at its sole discretion; or, if the Plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by telephone. Each day limit order sale will entail a transaction fee of $25 plus $0.15 per share sold.

Good-Til-Cancelled (GTC) Limit Order: A good-til-cancelled (GTC) limit order is an order to sell shares when and if the stock reaches a specific price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If shares trade on more than one day, a separate fee will be charged for each day. The order (or any unexecuted portion thereof) is automatically cancelled if the price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange; by the Plan administrator at its sole discretion; or, if the Plan administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by telephone. Each GTC limit order sale will entail a transaction fee of $25 plus $0.15 per share sold. Sales requests processed over the telephone by a customer service representative entail an additional fee of $15.

Fees are deducted from the proceeds derived from the sale. All per share fees include any brokerage commissions the Plan administrator is required to pay. The Plan administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan administrator to determine if there are any limitations applicable to your particular sale request. From time to time we may change the amount of fees charged to participants. We will give you notice of any fee changes prior to the changes becoming effective.

Please remember that if you elect to sell your stock through the Plan administrator, the price of our common stock may decline during the period between your request for sale, the Plan administrator’s receipt of your request and the date of the sale in the open market. You should carefully evaluate this risk, which you bear. You bear a similar risk between the time that you request your shares of our stock and the time those shares are actually transferred to you if you elect to sell your stock through a broker that you have selected.

25. What happens when I sell or transfer shares of stock held outside my Plan account?

If you have elected to have dividends automatically reinvested in the Plan and subsequently sell or transfer part of the shares registered in your name, automatic reinvestment will continue as long as shares are registered in your name by the Plan administrator or until termination of enrollment. Similarly, if you have elected the full or partial dividend reinvestment option under the Plan and subsequently acquire additional shares registered in your name, dividends paid on the shares will automatically be reinvested until termination of enrollment. If, however, you have elected the optional cash investments only option and subsequently acquire additional shares that are registered in your name, dividends paid on the shares will not be automatically reinvested under the Plan.

If you sell or transfer all whole shares of stock held in your Plan account, the Plan administrator may treat your sale as a withdrawal from the Plan and mail you a cash payment representing any fractional shares in your Plan account upon your request or at the request of DCT Industrial Trust.

26. How may I transfer all or a part of my shares held in the plan to another person?

You may transfer ownership of all or part of your shares held in the plan through gift, private sale or otherwise, by mailing to the Plan administrator at the address listed in Question 7, “Who administers the Plan?” a properly executed stock assignment, along with a letter with specific instructions regarding the transfer and a Substitute Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of shares held in the plan are subject to the same requirements as the transfer of common stock, including the requirement of a medallion signature guarantee on the stock assignment. The Plan administrator will provide you with the appropriate forms upon request. Transfer instructions may be found online at www.computershare.com/investor. All transfers will be subject to the limitations on ownership and transfer provided in our charter which are summarized above and which are incorporated into this prospectus by reference.

27. What happens to a fractional share of stock when I withdraw from the Plan or the Plan is terminated?

When you withdraw from this Plan or this Plan is terminated by DCT Industrial Trust, the Plan administrator will mail you a cash payment representing any fractional share of stock upon your request or at the request of DCT Industrial Trust. The cash payment will be based upon the weighted average price of all shares sold for the plan on the date the Plan administrator processes your termination, less any fees.

Owning Stock in the Plan

28. How will I be credited with dividends on stock held in my Plan account?

We pay dividends to all holders of record of our stock, when and as declared by our Board of Directors. The Plan administrator will receive and credit Plan participants with cash dividends for all the shares of stock you hold in the Plan, including fractional shares. If you have enrolled the shares in the dividend reinvestment feature, the Plan administrator will reinvest dividends in additional shares of our common stock or distribute them, according to your instructions.

29. What happens if DCT Industrial Trust declares a stock split or stock dividend?

Any shares resulting from a stock split or stock dividend on shares held in your Plan account or on shares held outside your Plan account will be credited to your Plan account. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction.

30. If DCT Industrial Trust issues rights to purchase securities to the holders of common stock, how will the rights on Plan shares be handled?

If DCT Industrial Trust makes available to its stockholders any rights to subscribe for additional shares of common stock, the rights to subscribe will be based on the total number of shares owned, both inside and outside the Plan. Any new shares distributed by us resulting from the exercise of such rights will be issued directly to participants.

31. How will the stock held under this Plan be voted at meetings of stockholders?

If you own shares of stock registered in your name and return a properly completed and signed proxy card, the Plan administrator will vote any stock held in your Plan account in accordance with the instructions on your proxy card. If you return a properly signed proxy card but no instructions are set forth thereon with respect to an item, then all of your stock, both that registered in your name and that credited to your Plan account, will be voted in the same manner as for non-participating stockholders who return proxies and do not provide instructions with respect to that item—that is, in accordance with the recommendation of DCT Industrial Trust’s Board of Directors. If the proxy card is not returned or if it is returned unsigned, none of the stock held in your Plan account will be voted unless you vote in person.

32. May I pledge shares in my Plan account?

You may not pledge any shares of our stock that you hold in your Plan account. Any pledge of shares in a Plan account is null and void. If you wish to pledge shares, you must first withdraw those shares from the Plan.

Other Important Provisions

33. Can DCT Industrial Trust change or discontinue the Plan?

While we currently intend to continue this Plan indefinitely, we may amend, suspend, modify or terminate this Plan at any time. We will send you notice of any amendment, suspension, modification or termination. The Plan administrator may resign at any time upon reasonable notice to DCT Industrial Trust in writing. We may elect and appoint at any time a new Plan administrator, including ourselves, to administer this Plan.

34. What are the responsibilities of DCT Industrial Trust and the Plan administrator under the Plan?

DCT Industrial Trust and the Plan administrator will not be liable for any act done in good faith or for any omission to act, in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant’s Plan account upon the participant’s death prior to receipt of notice in writing of such death.

You should recognize that neither DCT Industrial Trust nor the Plan administrator can assure you of a profit or protect you against a loss on the stock purchased or sold by you under this Plan.

35. Who interprets and regulates the Plan?

Any questions of interpretation arising under this Plan will be determined by DCT Industrial Trust in its sole discretion and any determination will be final. We may adopt rules and regulations to facilitate the administration of this Plan. The terms and conditions of this Plan and its operation will be governed by the laws of the State of New York. Participants can bring proceedings relating to the Plan only in courts located in the City of New York. Participants waive their right to trial by jury.

Restriction on Ownership of Common Stock

In order for us to qualify as a REIT, not more than 50% in value of our outstanding shares may be owned, directly or indirectly through the application of certain attribution rules under the Code, by any five or fewer individuals, as defined in the Internal Revenue Code to include specified entities, during the last half of any taxable year. In addition, the outstanding shares must be owned by 100 or more persons that are independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. In addition, we must meet requirements regarding the nature of our gross income in order to qualify as a REIT. One of these requirements is that at least 75% of our gross income for each calendar year must consist of rents from real property and income from other real property investments. The rents received by our operating partnership from any tenant will not qualify as rents from real property, which could result in our loss of REIT status, if we own, actually or constructively within the meaning of certain provisions of the Internal Revenue Code, 10% or more of the ownership interests in that tenant. Our charter contains limitations on ownership and transfer of shares which prohibit any person or entity from owning or acquiring, directly or indirectly, more than 9.8% of the outstanding shares of any class or series of our stock, prohibit the beneficial ownership of our outstanding shares by fewer than 100 persons and prohibit any transfer of or other event or transaction with respect to our common stock that would result in the beneficial ownership of our outstanding shares by fewer than 100 persons. In addition, our charter prohibits any transfer of or other event with respect to our common stock that would cause us to violate the closely held test, that would cause us to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of our real property or the real property of our operating partnership or any direct or indirect subsidiary of our operating partnership or that would otherwise cause us to fail to qualify as a REIT. Our charter provides that any transfer of shares that would violate our share ownership limitations is void ab initio and the intended transferee will acquire no rights in such shares unless, in the case of a transfer that would cause a violation of the 9.8% ownership limit, the transfer is approved by the Board of Directors, prospectively or retroactively, based upon receipt of information that such transfer would not violate the provisions of the Internal Revenue Code for qualification as a REIT.

The shares that, if transferred, would result in a violation of any applicable ownership limit notwithstanding the provisions described above which are attempted to be transferred will be exchanged for “shares-in-trust” and will be transferred automatically to a trust effective on the day before the purported transfer of such shares. We will designate a trustee of the share trust that will not be affiliated with us or the purported transferee or record or beneficial holder. We will also name a charitable organization as beneficiary of the trust that will hold the shares-in-trust. Shares-in-trust will remain issued and outstanding shares. The trustee will receive all dividends on the shares-in-trust and will hold such dividends in trust for the benefit of the beneficiary. The trustee also will vote the shares-in-trust.

The trustee will transfer the shares-in-trust to a person whose ownership of our common stock will not violate the ownership limits. The transfer shall be made no earlier than 20 days after the later of our receipt of notice that shares have been transferred to the trust or the date we determine that a purported transfer of our common stock has occurred. During this 20-day period, we will have the option of redeeming such shares. Upon any such transfer or redemption, the purported transferee or holder shall receive a per share price equal to the lesser of (a) the price per share in the transaction that created such shares-in-trust (or, in the case of a gift or devise, the market price at the time of the gift or devise), and (b) the market price per share on the date of the redemption, in the case of a purchase by us, or the price received by the trustee net of any sales commissions and expenses, in the case of a sale by the trustee. The charitable beneficiary will receive any excess amounts. In the case of a liquidation, holders of shares-in-trust will receive a ratable amount of our remaining assets available for distribution to shares of the applicable class or series taking into account all shares-in-trust of such class or series. The trustee will distribute to the purported transferee or holder an amount equal to the lesser of the amounts received with respect to such shares-in-trust or the price per share in the transaction that created such shares-in-trust (or, in the case of a gift or devise, the market price at the time of the gift or devise) and shall distribute any remaining amounts to the charitable beneficiary.

Any person who (1) acquires or attempts to acquire shares in violation of the foregoing restrictions or who owns shares that were transferred to any such trust is required to give immediate written notice to us of such event or (2) purports to transfer or receive shares subject to such limitations is required to give us 15 days written notice prior to such purported transaction. In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such event on our status as a REIT. The foregoing restrictions will continue to apply until the Board of Directors determines it is no longer in our best interest to continue to qualify as a REIT.

The 9.8% ownership limit does not apply to a person or persons which the directors exempt from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns 5% or more (or such lower percentage applicable under Treasury regulations) of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares beneficially owned.

Federal Income Tax Considerations

General

The following is a summary of certain United States federal income tax considerations associated with an investment in our common shares that may be relevant to you. The statements made in this section of the prospectus are based upon current provisions of the Internal Revenue Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the Internal Revenue Service and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinions described herein. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective holder of our common stock, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, holders whose shares are acquired through the exercise of stock options or otherwise as compensation, tax-exempt organizations except as provided below, financial institutions or broker-dealers, a trust, an estate, a regulated investment company, a person who holds 10% or more (by vote or value) of our stock, foreign corporations or persons who are not citizens or residents of the United States except as provided below or others who are subject to special treatment under the Internal Revenue Code. The Internal Revenue Code provisions governing the federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Internal Revenue Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof.

This discussion is not intended to be, and should not be considered as, tax advice. We urge you, as a prospective stockholder, to consult your tax advisor regarding the specific tax consequences to you of a purchase of shares, ownership and sale of the shares and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

Tax Consequences Relating to the Plan

In general, if you enroll in the Plan, as of the date of this prospectus, you will have the same federal income tax obligations with respect to common shares purchased through the Plan as you would with respect to common shares that were not purchased through the Plan. See “Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders” and “Federal Income Tax Considerations — Special Tax Considerations for Non-U.S. Stockholders.”

You will be treated for federal income tax purposes as having received, on each investment date, a cash distribution equal to the full amount of the cash dividend payable on that date on the shares of common stock held in your account and all other DCT Industrial Trust stock that you own. The Internal Revenue Code requires this treatment even though you never actually receive the reinvested dividends in cash because your dividends are used instead to purchase shares of common stock. However, in the event that your dividends are used to acquire DCT Industrial Trust stock at a discount, you will be treated as having received a distribution for federal income tax purposes equal to the fair market value of the stock that you acquire through the Plan. Your tax basis in common stock acquired through dividend reinvestment will equal the amount treated as a distribution for federal income tax purposes.

Certain costs of administering the Plan will be paid by us. Consistent with the conclusion reached by the Internal Revenue Service in a private letter ruling issued to another real estate investment trust, we intend to take the position that these administrative costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares of common stock. However, because the private letter ruling was not issued to us, we have no legal right to rely on its conclusions. Thus, it is possible that the Internal Revenue Service might view your share of the costs as constituting a taxable distribution to you and/or a distribution which reduces the basis in your common shares. For this or other reasons, we may in the future take a different position with respect to these costs.

If you make optional cash investments, you will not recognize income for federal income tax purposes by virtue of the purchase of common stock with the optional cash purchase. If, however, you also participate in the dividend reinvestment component of the Plan and are permitted to make an optional cash investment at a discount, the Internal Revenue Service may take the position that you have received a distribution from us in an amount equal to such discount. The tax cost and basis of stock purchased with optional cash investments is the amount you paid for such stock plus the amount of any distribution that you are deemed to receive as a result of such purchase.

The holding period for stock purchased under the Plan generally will begin on the day following the date on which common shares are credited to your Plan account.

If you are a stockholder whose dividends or distributions are subject to withholding taxes, the Plan administrator will reinvest an amount equal to the dividend or distribution less the amount of any tax required to be withheld. Such participants will be advised of the amounts withheld.

Tax consequences will vary depending on your specific circumstances. You should discuss specific tax questions regarding your participation in the Plan with your own tax advisor.

We urge you to save your account statements in order to calculate your tax basis per share of stock. The Plan administrator will charge you a fee for copies of past account statements.

REIT Qualification

We elected to be taxable as a REIT for United States federal income tax purposes commencing with our taxable year ending December 31, 2003. This section of the prospectus discusses the laws governing the tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

Goodwin Procter LLP has delivered an opinion to us that, commencing with our taxable year that began on January 1, 2003, our company was organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and its actual method of operation, and its proposed method of operation has enabled it to meet the requirements for qualification and taxation as a REIT.

It must be emphasized that the opinion of Goodwin Procter LLP is based on various assumptions relating to the organization and operation of our company, and is conditioned upon representations and covenants made by us regarding our organization, our sources of income, our assets and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Goodwin Procter LLP or by us that we will so qualify for any particular year. Goodwin Procter LLP has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Goodwin Procter LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of Our Company

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, because the REIT provisions of the Internal Revenue Code generally allow a REIT to deduct dividends paid to its stockholders. This substantially eliminates the federal “double taxation” on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a corporation. Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

•	We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains (REIT taxable income is the taxable income of the REIT subject to special adjustments, including a deduction for dividends paid);

•	Under some circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference;

•	If we have income from prohibited transactions (which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), the income will be subject to a 100% tax;

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%);

•	If we should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the tax will be $50,000 per failure, or, in the case of certain asset test failures, the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure;

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a 100% tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test or (B) the amount by which 95% of our gross income (90% for our taxable years beginning before October 23, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability;

•	If we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed, plus (B) retained amounts on which corporate level tax is paid by us;

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders;

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income and would be deemed to have paid the tax that we paid on such gain. The stockholder would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholders’ basis in DCT Industrial Trust Inc.;

•	If we acquire appreciated assets from a C corporation (i.e., a corporation generally subject to corporate-level tax) in a transaction in which the C corporation would not normally be required to recognize any gain or loss on disposition of the asset and we subsequently recognize gain on the disposition of the asset during the ten year period beginning on the date on which we acquired the asset, then a portion of the gain may be subject to tax at the highest regular corporate rate, unless the C corporation made an election to treat the asset as if it were sold for its fair market value at the time of our acquisition; and

•	Any taxable REIT subsidiary of ours will be subject to the regular corporate income tax on its income.

A 100% tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary if and to the extent that the IRS successfully asserts that such items were not based on market rates.

No assurance can be given that the amount of any such federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

We elected to be taxed as a REIT for United States federal income tax purposes commencing with our taxable year ending December 31, 2003. In order for us to have so qualified, and to continue to qualify as a REIT, we must have met and continue to meet the requirements discussed below relating to our organization, sources of income, nature of assets and distributions of income to our stockholders.

Organizational Requirements

In order to qualify for taxation as a REIT under the Internal Revenue Code, we must meet tests regarding our income and assets described below and:

1) Be a corporation, trust or association that would be taxable as a domestic corporation but for the REIT provisions of the Internal Revenue Code;

2) Elect to be taxed as a REIT and satisfy relevant filing and other administrative requirements for each taxable year;

3) Be managed by one or more trustees or directors;

4) Have our beneficial ownership evidenced by transferable shares or by transferable certificates of beneficial interest;

5) Not be a financial institution or an insurance company subject to special provisions of the federal income tax laws;

6) Use a calendar year for U.S. federal income tax purposes;

7) Have at least 100 stockholders for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months; and

8) Not be closely held as defined for purposes of the REIT provisions of the Internal Revenue Code.

We would be treated as closely held if, during the last half of any taxable year, more than 50% in value of our outstanding capital stock is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities. Items 7 and 8 above do not apply until after the first taxable year for which we elect to be taxed as a REIT. If we comply with Treasury regulations that provide procedures for ascertaining the actual ownership of our common stock for each taxable year and we did not know, and with the exercise of reasonable diligence could not have known, that we failed to meet item 8 above for a taxable year, we will be treated as having met item 8 for that year.

We elected to be taxed as a REIT commencing with our taxable year ending December 31, 2003 and we intend to satisfy the other requirements described in Items 1-6 above at all times during each of our taxable years. In addition, our charter contains restrictions regarding ownership and transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements in Items 7 and 8 above.

To qualify as a REIT, we also cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We do not believe that we have any non-REIT earnings and profits and believe that we therefore satisfy this requirement.

For purposes of the requirements described herein, any corporation that is a qualified REIT subsidiary of ours will not be treated as a corporation separate from us and all assets, liabilities, and items of income, deduction and credit of our qualified REIT subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (as described below under “Operational Requirements—Asset Tests”), all of the capital stock of which is owned by a REIT.

In the case of a REIT that is a partner in an entity treated as a partnership for federal tax purposes, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the requirements described herein. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including the asset and income tests described below. As a result, our proportionate share of the assets, liabilities and items of income of our operating partnership and of any other partnership, joint venture, limited liability company or other entity treated as a partnership for federal tax purposes in which we directly or indirectly through other partnerships or disregarded entities have an interest will be treated as our assets, liabilities and items of income.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “Operational Requirements—Gross Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the Internal Revenue Code includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see “—Operational Requirements—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Protection from Stock Concentration

In order to protect us from a concentration of ownership of stock that would cause us to fail item 8 above, our charter provides that stock owned, or deemed to be owned or transferred to a shareholder in excess of specified ownership limits will be converted automatically into Excess Stock (as defined below) and transferred to a charity for resale. The original shareholder is entitled to receive certain proceeds from such a resale. Excess Stock is a separate class of our capital stock that is entitled to no voting rights but shares ratably with the common stock in dividends and rights upon dissolution. Because of the absence of authority on this issue, however, we cannot assure you that the operation of the Excess Stock or other provisions contained in our charter will, as a matter of law, prevent a concentration of ownership of stock in excess of the applicable ownership limits from causing us to violate item 8 above. If there were such a concentration of ownership and the operation of the Excess Stock or other provisions contained in our charter were not held to cure such violation, we would be disqualified as a REIT. In rendering its opinion that we are organized in a manner that permits us to qualify as a REIT, Goodwin Procter LLP is relying on our representation that the ownership of our stock (without regard to the Excess Stock provisions) satisfies item 8 above. Goodwin Procter LLP expresses no opinion as to whether, as a matter of law, the Excess Stock or other provisions contained in our charter preclude us from failing item 8 above.

To monitor its compliance with item 8 above, a REIT is required to send annual letters to certain stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet item 8 above, then we will be treated as having met item 8 above. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

Operational Requirements—Gross Income Tests

To maintain our qualification as a REIT, we must satisfy annually two gross income requirements.

•	75% Income Test: At least 75% of our gross income, excluding gross income from “prohibited transactions” (as defined below), certain hedging transactions and certain foreign currency gains recognized after July 30, 2008, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property and from other specified sources, including qualified temporary investment income, as described below. For these purposes, qualifying gross income includes “rents from real property” and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale to customers in the ordinary course of a trade or business. These dispositions are referred to as “prohibited transactions.”

•	95% Income Test: At least 95% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains recognized after July 30, 2008, for each taxable year must be derived from the real property investments described above and generally from distributions, interest and gains from the sale or disposition of stock or securities or from any combination of the foregoing.

The rents we will receive or be deemed to receive will qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT only if the following conditions are met:

•	The amount of rent received from a tenant must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

•	In general, neither we nor an owner of 10% or more of our stock may directly or constructively own 10% or more of a tenant, or a Related Party Tenant, or a subtenant of the tenant (in which case only rent attributable to the subtenant is disqualified);

•	Rent attributable to personal property leased in connection with a lease of real property cannot be greater than 15% of the total rent received under the lease, as determined based on the average of the fair market values as of the beginning and end of the taxable year; and

•	We normally must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive any income or through a “taxable REIT subsidiary.” However, a REIT may provide services with respect to its properties, and the income derived therefrom will qualify as “rents from real property,” if the services are “usually or customarily rendered” in connection with the rental of space only and are not otherwise considered “rendered to the occupant.” Even if the services provided by us with respect to a property are impermissible tenant services, the income derived therefrom will not cause other rental income from the applicable property to fail to qualify as “rents from real property” if such income does not exceed one percent of all amounts received or accrued with respect to that property.

A “taxable REIT subsidiary” of ours is a corporation in which we directly or indirectly own stock and jointly elects with us to be treated as a taxable REIT subsidiary under section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to the United States federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of United States federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants, and/or the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. A taxable REIT subsidiary may also engage in other activities that, if conducted by us other than through a taxable REIT subsidiary, could result in the receipt of non-qualified income or the ownership of nonqualified assets or could otherwise adversely affect us.

We may from time to time enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. For taxable years beginning in 2005 or later, except to the extent provided by Treasury Regulations, any income from a hedging transaction (i) made in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets or (ii) entered into after July 30, 2008 primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain), which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test and, in respect of hedges entered into after July 30, 2008, the 75% gross income test. Any income from such hedging transactions for taxable years beginning prior to 2005 is qualifying income for purposes of the 95% test, but nonqualifying for purposes of the 75% test. To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for the purposes of both the 75% and 95% gross income tests.

We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

We expect the bulk of our income to qualify under the 75% Income and 95% Income Tests as rents from real property in accordance with the requirements described above. In this regard, we anticipate that most of our leases will be for fixed rentals with annual “consumer price index” or similar adjustments and that none of the rentals under our leases will be based on the income or profits of any person. In addition, none of our tenants are expected to be Related Party Tenants and the portion of the rent attributable to personal property is not expected to exceed 15% of the total rent to be received under any lease. Finally, we anticipate that all or most of the services to be performed with respect to our properties will be performed by our property manager and such services are expected to be those usually or customarily rendered in connection with the rental of real property and not rendered to the occupant of such property. In addition, we anticipate that any non-customary services will be provided by a taxable REIT subsidiary or, alternatively, by an independent contractor that is adequately compensated and from whom we derive no income. However, we can give no assurance that the actual sources of our gross income will allow us to satisfy the 75% Income and the 95% Income Tests described above.

Notwithstanding our failure to satisfy one or both of the 75% Income and the 95% Income Tests for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Internal Revenue Code. These relief provisions generally will be available if:

•	Our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•	following our identification of the failure to meet the 75% or 95% Income Test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of such tests for such taxable year.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. In addition, as discussed above in “—General—Taxation of Our Company,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

Operational Requirements—Asset Tests

At the close of each quarter of our taxable year, we also must satisfy four tests, which we refer to as the Asset Tests, relating to the nature and diversification of our assets.

•	First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. The term “real estate assets” includes real property, mortgages on real property, shares in other qualified REITs, property attributable to the temporary investment of new capital and a proportionate share of any real estate assets owned by a partnership in which we are a partner or of any qualified REIT subsidiary of ours. Real estate assets include, for this purpose, stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares of our common stock or certain debt.

•	Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

•	Third, of the investments included in the 25% asset class, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Additionally, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities. This Asset Test does not apply to securities of a taxable REIT subsidiary. For purposes of this Asset Test and the second Asset Test, securities do not include the equity or debt securities of a qualified REIT subsidiary of ours or an equity interest in any entity treated as a partnership for federal tax purposes.

•	Fourth, no more than 25% of the value of our total assets (20% for taxable years beginning on or before July 30, 2008) may consist of the securities of one or more taxable REIT subsidiaries. Subject to certain exceptions, a taxable REIT subsidiary is any corporation, other than a REIT, in which we directly or indirectly own stock and with respect to which a joint election has been made by us and the corporation to treat the corporation as a taxable REIT subsidiary of ours and also includes any corporation, other than a REIT, in which a taxable REIT subsidiary of ours owns, directly or indirectly, more than 35 percent of the voting power or value.

The Asset Tests must generally be met for any quarter in which we acquire securities or other property. If we meet the Asset Tests at the close of any quarter, we will not lose our REIT status for a failure to satisfy the Asset Tests at the end of a later quarter in which we have not acquired any securities or other property if such failure occurs solely because of changes in asset values. If our failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the Asset Tests and to take other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

The Internal Revenue Code also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes securities having certain contingency features. A security will not, however, qualify as “straight debt” where a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% Income Test described above under “Requirements for Qualification as a REIT—Operational Requirements—Gross Income Tests.” The Internal Revenue Code provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

The Internal Revenue Code contains a number of provisions applicable to REITs, including relief provisions, that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements.

One such provision applies to “de minimis” violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets, or $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

A second relief provision allows a REIT which fails one or more of the asset requirements and is ineligible for relief under the de minimis rule to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, or (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Operational Requirements—Annual Distribution Requirement

In order to be taxed as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders each year in the amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we should acquire any asset from a “C” corporation in a carry-over basis transaction and we subsequently recognize any built-in gain during the applicable recognition period (currently, 10 years), we will be required, under Treasury regulations, to include such built-in gain recognized in our REIT taxable income and to distribute at least 90% of the same. While we must generally pay distributions in the taxable year to which they relate, we may also pay distributions in the following taxable year if (1) they are declared before we timely file our federal income tax return for the taxable year in question, and if (2) they are paid on or before the first regular distribution payment date after the declaration.

Even if we satisfy the foregoing distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to federal income tax on the excess of our net capital gain and our REIT taxable income, as adjusted, over the amount of distributions to stockholders.

In addition, if we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income other than the capital gain net income which we elect to retain and pay tax on for that year; and

•	any undistributed taxable income from prior periods,

we will be subject to a 4% nondeductible excise tax on the excess of the amount of the required distributions over the sum of (A) the amounts actually distributed plus (B) retained amounts on which corporate level tax is paid by us.

We intend to make timely distributions sufficient to satisfy this requirement; however, it is possible that we may experience timing differences between (1) the actual receipt of income and payment of deductible expenses, and (2) the inclusion of that income and deduction of those expenses for purposes of computing our taxable income. It is also possible that we may be allocated a share of net capital gain attributable to the sale of depreciated property by our operating partnership that exceeds our allocable share of net cash proceeds attributable to that sale or our operating partnership may utilize operating income and/or net sales proceeds to meet other obligations or create reserves rather than distributing it or to unitholders, including us. In those circumstances, we may have less cash than is necessary to meet our annual distribution requirement or to avoid income or excise taxation on undistributed income. We may find it necessary in those circumstances to arrange for financing or raise funds through the issuance of additional shares or pay a taxable stock dividend (as described below) in order to meet our distribution requirements. If we fail to satisfy the distribution requirement for any taxable year by reason of a later adjustment to our taxable income made by the Internal Revenue Service, we may be able to pay “deficiency dividends” in a later year and include such distributions in our deductions for dividends paid for the earlier year. In that event, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends, but we would be required to pay an interest charge to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends for the earlier year.

As noted above, we may also elect to retain, rather than distribute, our net long-term capital gains. The effect of such an election would be as follows:

•	We would be required to pay the federal income tax on these gains;

•	Taxable U.S. stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by the REIT; and

•	The basis of the stockholder’s shares would be increased by the difference between the designated amount included in the stockholder’s long-term capital gains and the tax deemed paid with respect to such shares.

In computing our REIT taxable income, we will use the accrual method of accounting and intend to depreciate depreciable property under the alternative depreciation system. We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the Internal Revenue Service. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the Internal Revenue Service will challenge positions we take in computing our REIT taxable income and our distributions.

Issues could arise, for example, with respect to the allocation of the purchase price of properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to our former advisor or its affiliates. Were the Internal Revenue Service to successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT. If, as a result of a challenge, we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT, unless we were permitted to pay a deficiency dividend to our stockholders and pay interest thereon to the Internal Revenue Service, as provided by the Internal Revenue Code. A deficiency dividend cannot be used to satisfy the distribution requirement, however, if the failure to meet the requirement is not due to a later adjustment to our income or dividends paid deduction by the Internal Revenue Service.

Operational Requirements—Record Keeping

We must maintain certain records as set forth in Treasury Regulations in order to avoid the payment of monetary penalties to the Internal Revenue Service. Such Treasury Regulations require that we request, on an annual basis, certain information designed to disclose the ownership of our outstanding shares. We intend to comply with these requirements.

Failure to Qualify as a REIT

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to qualify as a REIT. In this situation, to the extent of current and accumulated earnings and profits, all distributions to our stockholders that are individuals will generally be taxable at capital gains rates (through 2012), and, subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. We also will be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions.

Sale-Leaseback Transactions

Some of our investments may be in the form of sale-leaseback transactions. We normally intend to treat these transactions as true leases for U.S. federal income tax purposes. However, depending on the terms of any specific transaction, the Internal Revenue Service might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such re-characterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the re-characterization of one or more of these transactions might cause us to fail to satisfy the Asset Tests or the Income Tests described above based upon the asset we would be treated as holding or the income we would be treated as having earned and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the re-characterization might cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our distributions being treated as ordinary distribution income to our stockholders.

Congress is considering legislative proposals to treat all or part of certain income allocated to a partner by a partnership in respect of certain services provided to or for the benefit of the partnership (“carried interest revenue”) as ordinary income for U.S. federal income tax purposes. While the current legislative proposal provides that such income will nevertheless retain its original character for purposes of the REIT qualification tests, it is not clear what form any such final legislation would take. Furthermore, under the proposed legislation, carried interest revenue could be treated as non-qualifying income for purposes of the “qualifying income” exception to the publicly-traded partnership rules. If enacted, this could result in our Operating Partnership being taxable as a corporation for U.S. federal income tax purposes if the amount of any such carried interest revenue plus any other non-qualifying income earned by the Operating Partnership exceeds 10% of its gross income in any taxable year.

Prohibited Transactions

Net income derived from prohibited transactions (including certain foreign currency gain recognized after July 30, 2008) is subject to 100% tax. The term “prohibited transactions” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the specific facts and circumstances. The Internal Revenue Code provides a safe harbor pursuant to which sales of properties held for at least two years and meeting certain additional requirements will not be treated as prohibited transactions, but compliance with the safe harbor may not always be practical. Moreover the character of REIT dividends attributable to gain from assets that comply with the foregoing safe harbor as ordinary income or capital gain must still be determined pursuant to the specific facts and circumstances. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives, however, no assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that the safe-harbor provisions will apply. The 100% tax will not apply to gains from the sale of property held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax at regular corporate income tax rates.

Taxation of Taxable U.S. Stockholders

Definition

In this section, the phrase “U.S. stockholder” means a holder of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

The U.S. federal income tax treatment of a partner in a partnership that holds our common stock generally will depend on the status of the partner and the activities of such partnership. Partners and partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to, and gains realized by, taxable U.S. stockholders with respect to our common shares generally will be taxed as described below. For a summary of the federal income tax treatment of distributions reinvested in additional shares of our common stock pursuant to our distribution reinvestment plan, see “—Tax Consequences Relating to the Plan”.

Distributions Generally

Distributions to U.S. stockholders, other than capital gain distributions discussed below, will constitute dividends up to the amount of our current or accumulated earnings and profits and will be taxable to stockholders as ordinary income. As long as we qualify as a REIT, these distributions are not eligible for the dividends received deduction generally available to corporations. In addition, with limited exceptions, these distributions are not eligible for taxation at the preferential income tax rates for qualified distributions received by individuals from taxable C corporations. Stockholders that are individuals, however, are taxed at the preferential rates on distributions designated by and received from us to the extent that the distributions are attributable to (i) income retained by us in the prior taxable year on which we were subject to corporate level income tax (less the amount of tax), (ii) distributions received by us from taxable C corporations, including our REIT subsidiaries, or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. stockholder’s shares, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares will be taxable as gain realized from the sale of its shares. Distributions that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, provided that we actually pay the distribution during January of the following calendar year. U.S. stockholders may not include any of our losses on their own federal income tax returns.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividends, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

The discussion in this section applies equally to distributions payable in cash and taxable stock distributions. The Internal Revenue Code provides that certain distributions payable in stock will be treated as taxable stock dividends. In addition, shares acquired through a distribution reinvestment plan are treated as taxable stock dividends. U.S. stockholders receiving taxable dividends of stock will be required to include as dividend income the fair market value of the stock received plus any cash or other property received in the distribution, to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, a U.S. shareholder may be required to pay tax with respect to such dividends in excess of the cash received. If a U.S. shareholder sells the stock it receives as a dividend, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the stock at the time of the sale.

Capital Gain Dividends

Distributions to U.S. stockholders that we properly designate as capital gain dividends normally will be treated as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the U.S. stockholder has held his stock. A corporate U.S. stockholder might be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of stockholders who are individuals, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions. See “—Requirements for Qualification as a REIT—Operational Requirements—Annual Distribution Requirement” above for the treatment by U.S. stockholders of net long-term capital gains that we elect to retain and pay tax on.

Certain Dispositions of Shares of Our Common Stock

In general, capital gains recognized by individuals upon the sale or disposition of shares of our common stock will be subject to a maximum federal income tax rate of 20%, if such stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 39.6%) if such stock is held for 12 months or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of shares of our common stock will be considered capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a stockholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. Stockholder of our stock will not be treated as passive activity income. As a result, a U.S. Stockholder will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Net Investment Income Tax

A U.S. stockholder that is an individual is subject to a 3.8% tax on the lesser of (1) such stockholder’s “net investment income” for the relevant taxable year and (2) the excess of such stockholder’s modified gross income for the taxable year over a certain threshold (which will be between $125,000 and $250,000, depending on the individual’s circumstances). U.S. stockholders that are estates or certain trusts that do not fall into a special class of trusts that is exempt from such tax are subject to the 3.8% tax on the lesser of (A) their undistributed net investment income or (B) the excess of their adjusted gross income for the taxable year over a certain threshold. Net investment income generally includes dividends on our stock and net gain from the disposition of our stock. If you are a U.S. stockholder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Net Investment Income tax to your income and gains in respect of your investment in our stock.

Information Reporting Requirements and Backup Withholding for U.S. Stockholders

We will report to U.S. stockholders of our common shares and to the Internal Revenue Service the amount of distributions made or deemed made during each calendar year and the amount of tax withheld, if any. Under some circumstances, U.S. stockholders may be subject to backup withholding at a current rate of up to 28% on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Payors are required to backup withhold on any payments if:

•	the payee fails to furnish its taxpayer identification number or “TIN” (which, for an individual, would be his or her Social Security number), or to establish an exemption from backup withholding;

•	there has been a notified payee under-reporting with respect to interest, dividends, or original issue discount described in Section 3406(c) of the Code;

•	the payor is notified by the Internal Revenue Service that the TIN furnished by the payee is incorrect ; or

•	the payee fails to certify, under penalties of perjury, that it is not subject to backup withholding under the Code.

Backup withholding will not apply with respect to payments made to some stockholders, such as corporations, in certain circumstances and to tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s United States federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service. U.S. stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Treatment of Tax-Exempt Stockholders

Tax-exempt entities including qualified employee pension benefit trusts, profit sharing trusts and individual retirement accounts generally are exempt from United States federal income taxation. These entities are subject to taxation, however, on any “unrelated business taxable income,” or UBTI, as defined in the Internal Revenue Code. The Internal Revenue Service has issued a published ruling that distributions from a REIT to a tax-exempt pension trust does not constitute UBTI—so long as the trust does not otherwise use the stock of the REIT in an unrelated trade or business of the tax-exempt pension trust.

Although rulings are merely interpretations of law by the Internal Revenue Service and may be revoked or modified, based on this analysis, indebtedness incurred by us or by our operating partnership in connection with the acquisition of a property should not cause any income derived from the property to be treated as UBTI upon the distribution of those amounts as dividends to a tax-exempt U.S. stockholder of our common shares. A tax-exempt entity that incurs indebtedness to finance its purchase of our common shares, however, will be subject to UBTI under the debt-financed income rules. However, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under specified provisions of the Internal Revenue Code are subject to different UBTI rules, which generally will require them to treat dividend distributions from us as UBTI. These organizations are urged to consult their own tax advisor with respect to the treatment of our distributions to them.

In addition, tax-exempt pension and specified other tax-exempt trusts that hold more than 10% by value of the shares of a REIT may be required to treat a specified percentage of REIT dividends as UBTI. This requirement applies only if our qualification as a REIT depends upon the application of a look-through exception to the closely-held restriction and we are considered to be predominantly held by those tax-exempt trusts. It is not anticipated that our qualification as a REIT will depend upon application of the look-through exception or that we will be predominantly held by these types of trusts.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders who are not “U.S. stockholders” as defined above, which we collectively refer to as “Non-U.S. stockholders,” are complex. The following discussion is intended only as a summary of these rules. Non-U.S. stockholders should consult with their own tax advisors to determine the impact of United States federal, state and local income tax laws on an investment in our common stock, including any reporting requirements as well as the tax treatment of the investment under the tax laws of their home country

Ordinary Dividends

The portion of distributions received by Non-U.S. stockholders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the Non-U.S. stockholder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by treaty. Non-U.S. stockholders from treaty jurisdictions should note, however, that reduced rates of dividend withholding generally available under treaties may not apply, or may not apply as favorably, to dividends from REITs. In general, Non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a Non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the Non-U.S. stockholder’s conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such distributions, such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. stockholder, and the income may also be subject to the 30% branch profits tax in the case of a Non-U.S. stockholder that is a corporation. We plan to withhold United States income tax at the rate of 30% on the gross amount of any distribution paid to a Non-U.S. stockholders unless either:

•	a lower treaty rate applies and the Non-U.S. stockholders files an IRS Form W-8BEN or IRS Form W-8BEN-E evidencing eligibility for that reduced rate with us; or

•	the Non-U.S. stockholder files an IRS Form W-8ECI with us certifying that the distribution is effectively connected income.

Non-Dividend Distributions

Unless our common stock constitutes a U.S. real property interest, or a USRPI, as described in “—Dispositions of Our Common Stock” below, or either (i) the Non-U.S. stockholder’s investment in our common shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. stockholder (in which case the Non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain recognized from such distribution), or (ii) the Non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other requirements are met (in which case the Non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. stockholder may seek a refund from the Internal Revenue Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the stockholder’s basis in our stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Distributions

Under FIRPTA, a distribution made by us to a Non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the Non-U.S. stockholder and will be subject to federal income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. See “—Ordinary Dividends” above for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains, and this amount is creditable against the Non-U.S. stockholder’s U.S. tax liability, and to the extent it such exceeds such Non-U.S. stockholder’s U.S. tax liability, is refundable. Distributions that are attributable to gain from sales or exchanges of USRPIs (including capital gain distributions) with respect to any class of our stock that is regularly traded on an established securities market located in the United States will not be treated as gain recognized from the sale or exchange of a USRPI if the Non-U.S. stockholder does not own more than 5% of such class of stock at any time during the 1-year period ending on the date of distribution. Instead, any such distribution will be treated as an ordinary dividend for U.S. federal income tax purposes. We believe that our stock is currently regularly traded on an established securities market. However, we cannot assure you that we will continue to be “regularly traded” at all times in the future. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a Non-U.S. stockholder that is a corporation. Capital gain dividends received by a Non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. income tax unless: (1) the investment in our common stock is effectively connected with the Non-U.S. stockholder’s U.S. trade or business (through a U.S. permanent establishment, if the Non-U.S. stockholder is entitled to the benefits of an applicable tax treaty and such tax treaty so requires as a condition for taxation), in which case the Non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a holder of a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or (2) the Non-U.S. stockholder is a nonresident alien individual who is present in the Unites States 183 days or more during the taxable year and certain other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains, reduced by certain capital losses. Capital gain dividends received by a Non-U.S. stockholder from us that are not USRPI capital gains may be subject to withholding.

Distributions of Stock and Cash

In the event that we make distributions payable in stock that are treated as taxable stock dividends for U.S. federal income tax purposes, we will generally withhold and remit to the IRS 30% of the amount of the dividend (including any portion of the dividend paid in our common stock). If such withholding exceeds a Non-U.S. stockholder’s actual U.S. federal income tax liability, such Non-U.S. stockholder may be entitled to a refund or credit for such excess. To the extent that the amount we are required to withhold with respect to a Non-U.S. stockholder exceeds the cash portion of the dividend payable to such Non-U.S. stockholder, we will also withhold a portion of the common stock payable to the Non-U.S. stockholder to the extent necessary for us to satisfy our withholding obligations. Furthermore, to the extent that any portion of such a distribution is treated as effectively connected with a Non-U.S. stockholder’s U.S. trade or business, the Non-U.S. stockholder’s tax liability with respect to such dividend may be significantly greater than the amount of cash it receives.

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of our common stock by a Non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. Subject to the exceptions described below, our common stock generally will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

However, our common stock will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. stockholders. No assurance can be given that we will be a domestically controlled qualified investment entity. In the event that we do not constitute a domestically controlled qualified investment entity, a person’s sale of stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the stock owned is of a class that is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (2) the selling Non-U.S. stockholder held 5% or less of our outstanding stock of that class at all times during a specified testing period. We believe that our stock is currently regularly traded on an established securities market. However, we cannot assure you that we will continue to be “regularly traded” at all times in the future.

If the gain on the sale of shares were subject to taxation under FIRPTA, a Non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. stockholder in two cases: (a) if the Non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. stockholder, the Non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain plus an additional branch profits tax of up to 30% in the case of corporate Non-U.S. stockholders, or (b) if the Non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other requirements are met, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain, reduced by certain capital losses.

Information Reporting Requirements and Backup Withholding for Non-U.S. Stockholders

Non-U.S. stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Internal Revenue Code.

Additional U.S. Federal Income Tax Withholding Rules

The Foreign Account Tax Compliance Act (“FATCA”) provisions of the Internal Revenue Code impose withholding taxes on certain types of payments to foreign financial institutions and certain other non-U.S. entities. The withholding tax of 30% would apply to dividends and the gross proceeds of a disposition of our stock paid to certain foreign entities unless various information reporting requirements are satisfied. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Currently, withholding is required under FATCA on certain U.S. source income (including dividends paid in respect of our capital stock). Withholding on all other “withholdable payments” (including gross proceeds from a disposition of our common stock) are expected to apply to payments made on or after January 1, 2017. We will not pay additional amounts in respect of amounts withheld under FATCA. Prospective investors are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our common stock, as well as the status of any related federal regulations and any other legislative proposals that may pertain to the ownership and disposition of our common stock.

Statement of Stock Ownership

We are required to demand annual written statements from the record holders of designated percentages of our common stock disclosing the actual owners of the shares. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares is required to include specified information relating to his shares in his federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of our common stock and a list of those persons failing or refusing to comply with our demand.

Federal Income Tax Aspects of Our Partnership

The following discussion summarizes certain federal income tax considerations applicable to our investment in our operating partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

We will be entitled to include in our income a distributive share of our operating partnership’s income and to deduct our distributive share of our operating partnership’s losses only if our operating partnership is classified for U.S. federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. Under applicable Treasury Regulations, which we refer to as the Check-the-Box Regulations, an unincorporated domestic entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If the entity fails to make an election, it generally will be treated as a partnership for U.S. federal income tax purposes. Our operating partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

Even though our operating partnership will not elect to be treated as an association for U.S. federal income tax purposes, it may be taxed as a corporation if it is deemed to be a “publicly traded partnership.” A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. We and our operating partnership believe and currently intend to take the position that our operating partnership should not be classified as a publicly traded partnership because (i) OP Units are not traded on an established securities market, and (ii) OP Units should not be considered readily tradable on a secondary market or the substantial equivalent thereof.

Even if our operating partnership were considered a publicly traded partnership under the PTP Regulations, the operating partnership should not be treated as a corporation for U.S. federal income tax purposes under current law as long as 90% or more of its gross income consists of “qualifying income” under section 7704(d) of the Internal Revenue Code. In general, qualifying income includes interest, dividends, real property rents (as defined by section 856 of the Internal Revenue Code) and gain from the sale or disposition of real property.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that our operating partnership will be classified as a partnership for U.S. federal income tax purposes.

If for any reason our operating partnership were taxable as a corporation, rather than a partnership, for U.S. federal income tax purposes, we would not be able to qualify as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “—Requirements for Qualification as a REIT—Organizational Requirements” and “—Operational Requirements—Asset Tests,” above, for discussion of the effect of the failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in our operating partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of our operating partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Our operating partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing our operating partnership’s taxable income.

Income Taxation of Our Operating Partnership and its Partners

Partners, Not Partnership, Subject to Tax. A partnership is not a taxable entity for U.S. federal income tax purposes. As a partner in our operating partnership, we will be required to take into account our allocable share of our operating partnership’s income, gains, losses, deductions, and credits for any taxable year of our operating partnership ending within or with our taxable year, without regard to whether we have received or will receive any distributions from our operating partnership.

Partnership Allocations. Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Internal Revenue Code if they do not comply with the provisions of section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner’s interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties. Pursuant to section 704(c) of the Internal Revenue Code, income, gain, loss, and deductions attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to section 704(c) of the Internal Revenue Code and several reasonable allocation methods are described therein.

Under the partnership agreement, subject to exceptions applicable to the special limited partnership interests, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under section 704(c) to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to our operating partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for U.S. federal income tax purposes. It is possible that we may (1) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution, and (2) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a dividend. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased such properties for cash.

Basis in Partnership Interest. The adjusted tax basis of our partnership interest in our operating partnership generally will be equal to (1) the amount of cash and the basis of any other property contributed to our operating partnership by us, (2) increased by (A) our allocable share of our operating partnership’s income and (B) our allocable share of indebtedness of our operating partnership, and (3) reduced, but not below zero, by (A) our allocable share of our operating partnership’s loss and (B) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of our operating partnership. If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest in our operating partnership below zero, the recognition of the loss will be deferred until such time as the recognition of the loss would not reduce our adjusted tax basis below zero. If a distribution from our operating partnership or a reduction in our share of our operating partnership’s liabilities would reduce our adjusted tax basis below zero, that distribution, including a constructive distribution, will constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in our operating partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

Depreciation Deductions Available to Our Operating Partnership. To the extent that our operating partnership acquires properties for cash, our operating partnership’s initial basis in such properties for U.S. federal income tax purposes generally will be equal to the purchase price paid by our operating partnership. Our operating partnership plans to depreciate each depreciable property for U.S. federal income tax purposes under the alternative depreciation system of depreciation, or ADS. Under ADS, our operating partnership generally will depreciate buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a 12-year recovery period. To the extent that our operating partnership acquires properties in exchange for OP Units, our operating partnership’s initial basis in each such property for U.S. federal income tax purposes should be the same as the transferor’s basis in that property on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally intends to depreciate such depreciable property for U.S. federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

Sale of Our Operating Partnership’s Property. Generally, any gain realized by our operating partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Our share of any gain realized by our operating partnership on the sale of any property held by our operating partnership as inventory or other property held primarily for sale to customers in the ordinary course of our operating partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% tax. We, however, do not presently intend to acquire or hold or allow our operating partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or our operating partnership’s trade or business.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State and Local Taxation

We and any operating subsidiaries we may form may be subject to state and local tax in states and localities in which we or they do business or own property. The tax treatment of our company, our operating partnership, any operating subsidiaries, joint ventures or other arrangements we or our operating partnership may form or enter into and the tax treatment of the holders of our common stock in local jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in our common stock.

Use of Proceeds

We will not receive any proceeds in connection with the purchase of shares of our common stock in the open market or through privately negotiated transactions. We will use the net proceeds from the sale of newly issued shares of our common stock purchased through this Plan for general corporate and working capital purposes, including, without limitation, to repay debt, to acquire or invest in new properties and to develop and maintain currently owned properties.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference herein. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Legal Matters

Certain legal matters in connection with this offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

DCT INDUSTRIAL TRUST INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1,141,760 Shares of Common Stock

PROSPECTUS

September 10, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are set forth below (all amounts except the registration fee are estimated):

Securities and Exchange Commission Registration Fee	$1,761
Printing and shipping expenses	2,500
Legal fees and expenses	60,000
Accountant’s fees and expenses	11,000
Plan administrator fees	20,000
Listing Fees	5,000
Miscellaneous	0

Total	$100,261

Item 15.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served, as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and our bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We entered into indemnification agreements with each of our executive officers and directors providing for indemnification and advancement of expenses to the fullest extent permitted by applicable law. We also maintain liability insurance for our officers and directors.

Item 16.	Exhibits

+5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.

+8.1	Opinion of Goodwin Procter LLP regarding certain federal income tax considerations relating to DCT Industrial Trust Inc.

+23.1	Consent of Ernst & Young LLP

+23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1 and 8.1 hereto).

+24.1	Power of Attorney (contained in the company’s signature page).

+	Filed herewith.

Item 17.	Undertakings

a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or the prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on September 10, 2015.

DCT INDUSTRIAL TRUST INC.

By:	/S/ PHILIP L. HAWKINS
Philip L. Hawkins
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Philip L. Hawkins and Matthew T. Murphy as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS G. WATTLES	Executive Chairman and Director	September 10, 2015
Thomas G. Wattles

/S/ PHILIP L. HAWKINS	Chief Executive Officer and Director	September 10, 2015
Philip L. Hawkins	(Principal Executive Officer)

/S/ MATTHEW T. MURPHY	Chief Financial Officer and Treasurer	September 10, 2015
Matthew T. Murphy	(Principal Financial Officer)

/S/ MARK E. SKOMAL	Chief Accounting Officer (Principal	September 10, 2015
Mark E. Skomal	Accounting Officer)

/S/ MARILYN A. ALEXANDER	Director	September 10, 2015
Marilyn A. Alexander

/S/ THOMAS F. AUGUST	Director	September 10, 2015
Thomas F. August

/S/ JOHN S. GATES, JR.	Director	September 10, 2015
John S. Gates, Jr.

/S/ RAYMOND B. GREER	Director	September 10, 2015
Raymond B. Greer

/S/ TRIPP H. HARDIN	Director	September 10, 2015
Tripp H. Hardin

/S/ JOHN C. O’KEEFFE	Director	September 10, 2015
John C. O’Keeffe

/S/ BRUCE L. WARWICK	Director	September 10, 2015
Bruce L. Warwick